Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

April 5, 2011

PUBLIC STORAGE

13,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.5% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES Q

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.5% Cumulative Preferred Share of Beneficial Interest, Series Q

Size:	13,000,000 depositary shares

Over-allotment Option:	1,950,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $325,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions:	$0.7875 per share for Retail Orders; $8,287,650 total; and $0.50 per share for Institutional Orders; $1,238,000 total

Proceeds to the Company, before expenses:	$315,474,350 total

Estimated Company Expenses:	$325,000, other than underwriting discounts and commissions

Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,707,500
Citigroup Global Markets Inc.	2,707,500
Wells Fargo Securities, LLC	2,707,500
UBS Securities LLC	2,707,500
RBC Capital Markets, LLC	650,000
Credit Suisse Securities (USA) LLC	260,000
Fidelity Capital Markets, a division of National Financial Services LLC	97,500
Janney Montgomery Scott LLC	97,500
Keefe, Bruyette & Woods, Inc.	97,500
Morgan Keegan & Company, Inc.	97,500
Oppenheimer & Co. Inc.	97,500
Raymond James & Associates, Inc.	97,500
Robert W. Baird & Co. Incorporated	97,500
Stifel, Nicolaus & Company, Incorporated	97,500
Ameriprise Financial Services, Inc.	40,000
B.C. Ziegler and Company	40,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	40,000
D.A. Davidson & Co.	40,000
Davenport & Company LLC	40,000
InCapital LLC	40,000
J.J.B. Hilliard, W.L. Lyons, LLC	40,000
KeyBanc Capital Markets Inc.	40,000
Pershing LLC	40,000
The Williams Capital Group, L.P.	40,000
Wedbush Securities Inc.	40,000
William Blair & Company, L.L.C.	40,000

Distribution Rights:	6.5% of the liquidation preference per annum; Distributions begin on June 30, 2011 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after April 14, 2016, except in order to preserve our status as a real estate investment trust.

Settlement Date:	April 14, 2011 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share

CUSIP Number:	74460D 141

ISIN Number:	US74460D1413

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322, (ii) Citigroup Global Markets, Inc. toll-free 1-877-858-5407, or (iii) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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